Kaival Brands Reports Fiscal 2022 Third Quarter Financial Results

Renewed Prospects for Revenue Growth Following Recent Appellate Court Decision Favoring Bidi Vapor’s Marketing Applications for Non-Tobacco Flavored BIDI® Sticks

GRANT, Fla., September 12, 2022 /PRNewswire/ -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) ("Kaival Brands," the "Company" or "we,” “our” or similar terms), the exclusive U.S. distributor of all products manufactured by Bidi Vapor, LLC ("Bidi Vapor"), which are intended for adults 21 and over, today announced its financial results for the fiscal 2022 third quarter ended July 31, 2022.

Recent Business Highlights

•	In June, the Company’s wholly owned subsidiary, Kaival Brands International, LLC ("KBI"), entered into an international licensing agreement with Philip Morris Products S.A. (“PMPSA”), a wholly owned affiliate of Philip Morris International Inc., for the development and distribution of electronic nicotine delivery system ("ENDS") products in markets outside the U.S., subject to market (or regulatory) assessment.

•	In July, the Company announced the launch of PMPSA's custom-branded self-contained e-vapor product, VEEBA, being sold in Canada, with royalties due to KBI pursuant to the international licensing agreement.

•	In August, the U.S. Court of Appeals for the Eleventh (11th) Circuit ruled in favor of Bidi Vapor in its appeal of the U.S. Food and Drug Administration’s (“FDA”) Marketing Denial Order (“MDO”) issued to the non-tobacco flavored BIDI Sticks. The court set aside or vacated the MDO, and remanded the PMTAs back to FDA for further review. Separately, in May 2022, FDA placed the tobacco-flavored Classic BIDI® Stick into the final Phase III scientific review.

Eric Mosser, President and Chief Operating Officer of Kaival Brands, stated, "Revenues in our fiscal third quarter ended July 31, 2022 increased almost 11% from the second fiscal quarter and more than 25% from the first fiscal quarter. More importantly though, the recent 11th Circuit ruling in favor of Bidi Vapor alleviated a significant barrier to our adult-focused B2B sales efforts, which we believe will once again allow us to materially scale our business, grow revenue, move towards net profitability in the future and increase shareholder value. Anticipating this positive decision with us were prospective new wholesale distribution partners that represent a potential doubling over time of our historical active store count in the U.S. market. In addition, we are working diligently with Philip Morris to aggressively expand international distribution into new global markets. We expect to begin recognizing revenues from this international licensing agreement in our fiscal fourth quarter.”

Nirajkumar Patel, Chief Science and Regulatory Officer of Kaival Brands and owner of Bidi Vapor, stated, “On August 23, 2022, the 11th Circuit ruled in Bidi Vapor’s favor, granting the petition for review, setting aside the MDO and remanding the PMTA back to FDA for further review. Out of dozens of MDO appeals filed across the country, this is the first decision in favor of our industry. We are greatly encouraged by the recent favorable events vacating the MDO for our non-tobacco flavored products and the advancement of Bidi Vapor’s tobacco-flavored Classic BIDI® Stick into final Phase III scientific review. We look to the future of offering adult smokers a potentially safer alternative to combustible cigarettes and standardizing across the industry our particular approach to market leadership in preventing youth access and youth appeal.”

Financial Results for Fiscal Third Quarter 2022

Revenues: Revenues were $3.8 million in the third quarter of fiscal year 2022, compared to $3.2   million in the same period of fiscal year 2021. In February 2022, Bidi Vapor was granted a judicial stay on the MDO previously issued by the FDA prohibiting the marketing and sale of non-tobacco flavored BIDI® Sticks, which had significantly impacted our revenues in previous quarters. As a result of the grant of the judicial stay of the MDO, our revenues increased in the third quarter of fiscal 2022, as compared to second quarter of fiscal 2022. We expect this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, particularly in light of the 11th Circuit Court’s positive ruling in Bidi Vapor’s favor in the merits-based case, subject to the FDA’s decision on next steps in the merits case and the FDA’s enforcement discretion in general.

Cost of Revenue, Net, and Gross Profit (Loss): Gross profit in the third quarter of fiscal year 2022 was $442,100, or 11.5% of revenues, net, compared to ($84,300), or (2.6%) of revenues, net, for the third quarter of fiscal year 2021. Total cost of revenue, net was $3.4 million, or 88.5% of revenue, net for the third quarter of fiscal year 2022, compared to $3.3 million, or (102.6%) of revenue, net for the third quarter of fiscal year 2021. The increase in gross profit is primarily driven by the increase in overall sales and the decrease of accumulated year-to-date credits/discounts/rebates given to customers, totaling approximately $874,500, resulting in an offset to revenue, net, during the third quarter of fiscal year 2022

Operating Expenses: Total operating expenses were $4.3 million for the third quarter of fiscal year 2022, compared to $3.3 million for the third quarter of fiscal year 2021. For the third quarter of fiscal year 2022, operating expenses consisted primarily of advertising and promotion fees of $658,000, stock option compensation expense of $1.9 million, professional fees of $936,000, and all other general and administrative expenses of $806,000. General and administrative expenses in the third quarter of fiscal year 2022 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the third quarter of fiscal year 2021, total operating expenses were $3.4 million, consisting primarily of advertising and promotion fees of $711,000, professional fees totaling $945,000, and all other general and administrative expenses of $1.7 million. General and administrative expenses in the third quarter of fiscal year 2021 consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. Management expects future operating expenses to increase as the Company scales its business.

Income Taxes: During the third quarter of fiscal year 2022, the Company did not accrue a tax provision for income taxes, due to the pre-tax loss of ($3.9) million, similarly it did not accrue a tax provision for income taxes, due to the pre-tax loss of ($3.4) million for the third quarter of fiscal year 2021.

Net Loss: Net loss for the third quarter of fiscal year 2022 was ($3.9) million, or ($0.09) basic and diluted loss per share, compared to a net loss of ($3.4) million, or ($0.15) basic and diluted earnings per share, for the third quarter of fiscal year 2021. The increase in the net loss for the third quarter of fiscal year 2022, as compared to the third quarter of fiscal year 2021, is primarily attributable to the increase in customer credits/discounts/rebates.

Financial Results for Nine Months Ended July 31, 2022

Revenues: Revenues for the first nine months of fiscal year 2022 were $9.7 million, compared to $59.0 million in the same period of the prior fiscal year. Revenues decreased in the first nine months of fiscal year 2022 compared to fiscal year 2021, generally due to (i) Bidi Vapor’s receipt of the MDO, which limited the Company’s ability during the first nine months of fiscal year 2022 to sell non-tobacco flavored BIDI® Sticks in the United States and (ii) increased competition. Following the February 2022 judicial stay of the MDO previously issued by the FDA banning the marketing and sale of flavored BIDI® Sticks, and now the merits victory setting aside the denial, the Company has begun to experience an upward trajectory of revenues as renewed distribution ramps up and sales of flavored BIDI® Sticks products increase. The Company expects this trend to continue particularly in light of the 11th Circuit Court’s positive ruling in Bidi Vapor’s favor in the merits-based case, subject to the FDA’s decision on next steps in the merits case and the FDA’s enforcement discretion in general. Management also anticipates that if the FDA begins enforcement against illegally-marketed or synthetic-nicotine vaping products, there may be an increased demand for compliant and legal vaping products, such as the BIDI® Sticks, which do not have MDOs, have PMTAs under FDA review, and are not illegally marketed with synthetic nicotine.

Cost of Revenue and Gross Profit: Gross profit in the first nine months of fiscal year 2022 was $138,800, compared to gross profit of $11.0 million for the first nine months of fiscal year 2021. Total cost of revenue was $9.6 million for the first nine months of fiscal year 2022, compared to $47.7 million for the first nine months of fiscal year 2021. The decrease in gross profit is primarily driven by the decrease in overall sales and the recognition of accumulated year-to-date credits, discounts, and rebates given to customers, totaling $2.3 million, resulting in an offset to revenue, net, during the nine months ended July 31, 2022.

Operating Expenses: Total operating expenses were $11.8 million for the first nine months of fiscal year 2022, compared to $18.1 million for the first nine months of fiscal year 2021. For the first nine months of fiscal year 2022, operating expenses consisted of commissions paid to QuikfillRx of $1.4 million and general and administrative expense consisting of amortized stock option expense of $4.8 million, professional fees of $2.3 million, salaries and wages of $1.1 million, and all other general and administrative expenses of $2.2 million. General and administrative expenses in the first nine months of fiscal year 2022 consisted primarily of legal fees, salaries, other professional fees, merchant fees, and other service fees. Total operating expenses for the first nine months of fiscal year 2021 were $18.1 million. These operating expenses consisted primarily of advertising and promotion fees of $2.5 million; professional fees of $10.7 million; salary, wages, commissions, and bonuses of $2.1 million; stock-based compensation expense of $689,000; and general and administrative expenses of $2.1 million, which consisted primarily of insurance, banking fees, merchant fees, business fees and other service fees.

Income Taxes: During the first nine months of fiscal year 2022, the Company did not accrue a tax provision for income taxes, due to the pre-tax loss of ($11.7) million. However, the Company did report a tax benefit of $5,800 during fiscal year 2022. During the first nine months of fiscal year 2021, the Company accrued a tax provision of $293,100 related to tax liabilities for fiscal year 2020.

Net Income (Loss): Net loss for the first nine months of fiscal year 2022 was ($11.7) million, or $(0.34) basic and diluted earnings per share, compared to net loss for the first nine months of fiscal year 2021, which was ($7.4) million, or $(0.32) basic and diluted earnings per share. The increase in the net loss for the first nine months of fiscal year 2022, as compared to the first nine months of fiscal year 2021, is primarily attributable to the decreased revenues and increase in customer credits/discounts/rebates.

Cash Position: As of July 31, 2022, the Company had working capital of $11.1 million and total cash of $3.4 million.

Liquidity and Capital Resources: Cash flow used in operations was approximately $6.0 million for the first nine months of fiscal year 2022, compared to approximately $6.3 million used in operations for the first nine months of fiscal year 2021. The decrease in cash flow used in operations for the first nine months of fiscal year 2022 compared to the first nine months of fiscal 2021 was primarily due to changes in stock-based compensation, accounts receivable and accounts payable.

The net cash flow provided by financing activities was approximately $1.5 million for the first nine months of fiscal year 2022, compared to cash flow used in financing activities of approximately $202,000   for the first nine months of fiscal year 2021. Cash provided by financing activities during the first nine months of fiscal year 2022 resulted from the exercise of warrants by various stockholders. The cash used in financing activities for the first nine months of fiscal year of 2022 and fiscal year 2021 consisted of cash used for the settlement of RSUs issued to employees.

Additional information regarding the Company’s results of operations for the third quarter ended July 31, 2022 will be available in the Company’s Quarterly Report on Form 10-Q for such reporting period, which report will be filed with the Securities and Exchange Commission.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor's premier device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

Nirajkumar Patel, the Company’s Chief Science and Regulatory Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor is considered a related party.

For more information, visit www.bidivapor.com.

ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands and PMPSA are the exclusive global distributors of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management and partners included herein and related to the subject matter herein includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results (including, without limitation, the anticipated benefits to the Company’s future results of operations of the August 2022 11th Circuit Court of Appeals decision described herein) could materially and adversely differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to: (i) future actions by the FDA in response to the 11th Circuit Court’s decision that could impact our business and prospects, (ii) the success of our agreement with Philip Morris International, (iii) how quickly domestic and international markets adopt our products, (iv) the scope of future FDA enforcement of regulations in the ENDS industry, (v) the FDA’s approach to the regulation of synthetic nicotine and its impact on our business, (vi) potential federal and state flavor bans and other restrictions on ENDS products, (vii) the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute, (viii) general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, (ix) the effects of steps that we could take to reduce operating costs, (x) our inability to generate and sustain profitable sales growth, including sales growth in the international markets, (xi) circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives, (xii) significant changes in our relationships with our distributors or sub-distributors and (xiii) other factors detailed by us in our public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021, filed with the Securities and Exchange Commission on February 16, 2022 and accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Stephen Sheriff, Director of Communications and Administration

Ir.kaivalbrands.com

investors@kaivalbrands.com

-- Tables Follow –

Kaival Brands Innovations Group, Inc.

 Consolidated Balance Sheets

 (Unaudited)

	July 31, 2022	October 31, 2021
ASSETS
CURRENT ASSETS:
Cash	$3,358,124	$7,760,228
Restricted Cash	—	65,007
Accounts receivable	1,448,298	1,985,186
Inventory deposit – related party	—	2,925,000
Inventories	5,849,310	15,326,370
Prepaid expenses	463,304	319,531
Income tax receivable	1,753,594	1,753,594
Total current assets	12,872,630	30,134,916
Right of use asset- operating lease	1,245,474	55,604

TOTAL ASSETS	$14,118,104	$30,190,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$153,322	$242,829
Accounts payable- related party	790,242	12,667,769
Accrued expenses	544,748	579,604
Customer deposits	143,620	—
Operating lease obligation – short term	161,550	13,020
Customer refund due	—	316,800
Total current liabilities	1,793,482	13,820,022

LONG TERM LIABILITIES
Operating lease obligation, net of current portion	1,094,622	46,185

TOTAL LIABILITIES	2,888,104	13,866,207

STOCKHOLDERS’ EQUITY:

Preferred stock 5,000,000 shares authorized; Series A Convertible Preferred stock ($.001 par value, 3,000,000 shares authorized, 0 and 3,000,000 issued and outstanding as of July 31, 2022 and October 31, 2021, respectively)	—	3,000

Common stock ($0.001 par value, 1,000,000,000 shares authorized, 56,169,090 and 30,195,312 issued and outstanding as of July 31, 2022 and October 31, 2021, respectively)	56,169	30,195

Additional paid-in capital	28,085,787	21,551,959

Accumulated deficit	(16,911,956)	(5,260,841)
Total Stockholders’ Equity	11,230,000	16,324,313
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$14,118,104	$30,190,520

Kaival Brands Innovations Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2022	2021	2022	2021
Revenues
Revenues, net	$3,854,012	$3,116,507	$9,788,368	$59,238,561
Revenues - related parties	29,319	70,6005	60,469	132,145
Excise tax on products	(36,070)	4,313	(99,669)	(668,687)
Total revenues	3,847,261	3,191,420	9,749,168	58,702,019

Cost of revenue
Cost of revenue - related party	3,365,010	3,175,440	9,477,060	47,446,894
Cost of revenue - other	40,186	100,270	133,283	256,538
Total cost of revenue	3,405,196	3,275,710	9,610,343	47,703,432

Gross profit	442,065	(84,290)	138,825	10,998,587

Operating expenses
Advertising and Promotion	657,561	710,832	2,011,131	2,472,019
General & Administrative expenses	3,641,495	2,642,200	9,784,616	15,618,548
Total operating expenses	4,299,056	3,353,032	11,795,747	18,090,567

Other Income
Interest income	—	16	1	392
Total Other Income	—	16	1	392

Income (loss) before income taxes provision	(3,856,991)	(3,437,306)	(11,656,922)	(7,091,588)

Provision for income taxes	—	300	5,807	(292,844)

Net income (loss)	$(3,856,991)	$(3,437,006)	$(11,651,115)	$(7,384,432)

Net income (loss) per common share - basic and diluted	$(0.09)	$(0.15)	$(0.34)	$(0.32)

Weighted average number of common shares outstanding - basic and diluted	41,493,644	23,603,306	34,2598,009	23,380,268